Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2025 FOURTH QUARTER AND FULL-YEAR RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, August 21, 2025 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for its fiscal 2025 fourth quarter and full year ended June 30, 2025.

FISCAL 2025 FOURTH QUARTER RESULTS

●	Net Sales +20% y/y to $155.1 million
●	Net Income $8.2 million; Adjusted Net Income $10.6 million
●	Diluted EPS of $0.26; Adjusted EPS $0.34 per diluted share
●	EBITDA $15.5 million; Adjusted EBITDA $17.0 million or 11.0%/sales
●	Free Cash Flow $8.5 million

FISCAL 2025 FULL YEAR RESULTS

●	Net Sales +22% y/y to record $573.4 million
●	Net Income $24.4 million; Adjusted net income $32.9 million
●	Diluted EPS of $0.79; Adjusted EPS of $1.07 per diluted share
●	EBITDA of $48.3 million; Adjusted EBITDA $55.0 million or 9.6%/sales
●	Free Cash Flow of $34.7 million
●	Ratio of net debt to TTM Adjusted EBITDA of .8x

LSI reported net sales of $155.1 million in the fourth quarter, an increase of 20% versus the prior year period, led by improved demand across both its lighting and display solutions markets. Net sales, excluding acquisition-related contributions, increased 11% in the fourth quarter when compared to the year-ago period. LSI reported fourth quarter net income of $8.2 million, or $0.26 per diluted share, while adjusted net income was $10.6 million, or $0.34 per diluted share.

The Company generated adjusted EBITDA of $17.0 million in the fourth quarter, an increase both on a sequential and prior year basis. Fourth quarter adjusted EBITDA margin rate improved 250 basis points versus the fiscal third quarter, driven by increased demand, selling price aligned with material input costs, and improved productivity.

LSI continued to advance its vertical market strategy throughout fiscal 2025, including the integration of EMI Industries, which was acquired in April 2024, and the more recent acquisition of Canada’s Best Holdings, which was acquired in March 2025. For the twelve months ended June 30, 2025, LSI reported record sales of $573.4 million, an increase of 22% versus the prior year period. The increase was driven by a combination of organic growth, together with contributions from acquisitions.

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

The Company reported fiscal 2025 net income of $24.4 million or $0.79 per diluted share and adjusted net income of $32.9 million or $1.07 per diluted share. Full year adjusted EBITDA increased to $55.0 million compared to $51.4 million for full year fiscal 2024. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

LSI generated solid free cash flow of $8.5 and $34.7 million for the fourth quarter and full year fiscal 2025, respectively. During fiscal 2025, LSI prioritized capital allocation toward a combination of organic expansion, acquisition-related investments, and debt reduction. LSI exits fiscal year 2025 with a healthy balance sheet, including a ratio of net debt to adjusted EBITDA of 0.8x. As of June 30, 2025, the Company had availability of approximately $42 million under its credit facility.

The Company declared a regular cash dividend of $0.05 per share payable on September 10, 2025, to shareholders of record on September 2, 2025.

MANAGEMENT COMMENTARY

“LSI finished fiscal 2025 with a strong fourth quarter, increasing sales and earnings both sequentially and on a year-over-year basis,” stated James A. Clark, President and CEO of LSI. “We are particularly encouraged by the balanced performance across our two segments, with both Lighting and Display Solutions realizing double-digit sales growth versus prior year, along with improved profitability. Increased sales volume, together with stable manufacturing conditions, drove improved margin realization, as fourth quarter adjusted EBITDA margin increased by 250 basis points versus the third quarter, consistent with our expectations.

“For the full fiscal year, LSI achieved record sales of $573 million, delivered $55 million of adjusted EBITDA, generated cash flow of over $34 million, expanded our geographic market presence with the acquisition of Canada’s Best Holdings, while maintaining significant balance sheet optionality to support additional growth. While fiscal 2025 had its share of market uncertainty, demand volatility, and broader shifts in trade policy, our team stayed the course, maintaining a sharpened focus on long-term value creation.

“Our balanced fourth quarter performance across Lighting and Display Solutions reflects the sustained vitality of our key vertical markets and increasing customer recognition of our expanding suite of products and services. Order activity in the fourth quarter was favorable, increasing 11% versus the prior-year period, resulting in a book-to-bill ratio of 1.0. Improved demand levels increased our backlog exiting the fiscal year 13% when compared to the prior-year period.

"We remain in the early phases of a cross-selling initiative designed to expand our addressable markets, while further entrenching LSI as the integrated solutions partner of choice to market-leading customer brands focused on elevating the consumer experience,” continued Clark. “At an execution level, we’re focused on continuing to build a pipeline of high-value project engagements with our leading portfolio of customer brands, while maintaining a rigorous focus on operational discipline and new product development. Our commitment to excellence, which includes an unwavering focus on a high ‘say-do’ ratio, continues to be a winning approach in the markets we serve entering fiscal 2026.

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

“Our Display Solutions segment delivered 29% year-over-year growth in the fourth quarter, supported by strong demand across both product categories and market verticals, together with full-quarter contributions from the Canada’s Best acquisition. On an organic basis, segment sales increased 10% on a year-over-year basis, driven by volume growth and price discipline. Sales into the refueling/c-store vertical increased 23% in the quarter, capping off a record year, driven by several large ongoing customer programs for LSI and EMI brand products. This sales momentum is expected to continue into fiscal 2026, with our largest refueling/c-store program projected to have up to eighteen months of additional site release activity. EMI had a successful first year as part of LSI, attaining record sales and improving adjusted EBITDA margin by more than 200 basis points.

“Favorable demand levels continue in the grocery vertical, with project site release and scheduling activity continuing to stabilize. Fourth quarter sales increased 31%, led by project growth in both refrigerated and non-refrigerated display products. Fourth quarter operating margin for grocery display improved over 200 basis points sequentially from the third quarter, reflecting the stabilization in customer scheduling/fulfillment. We enter fiscal 2026 with a healthy backlog and a strong production outlook through the end of the current calendar year.

“The fiscal fourth quarter represented the first full quarter performance from the Canada’s Best acquisition, which closed in March 2025. Initial customer reaction has been positive, and financial performance and integration activities are proceeding as planned. The geographic expansion capabilities, along with an established presence in additional market verticals, including banking, will provide growth opportunities for LSI moving forward.

“The Lighting Segment generated sales growth of 12% in the fiscal fourth quarter, reflecting improved project order rates, particularly in larger projects, where market activity had slowed the last twelve months. Adjusted operating income increased 32%, and operating margin improved 250 basis points year-over-year, driven by volume and favorable price/mix. Project quotation and order rates remain active, and the backlog exiting fiscal 2025 was up 20% over last year.

“Our Lighting segment incurred minimal tariff impact in the fourth quarter, as existing inventories were utilized in manufacturing. The tariff impact will increase in the fiscal 2026 first quarter, as inventory procured during the highest tariff period is consumed in production. However, since we source the majority of our components domestically, the tariff is limited to several component categories. We expect to partially offset higher costs with previously implemented price increases and other cost reduction efforts. We do not expect tariffs to have a significant impact on Lighting margins in the first quarter or the balance of fiscal 2026.”

Clark concluded, “LSI enters fiscal 2026 well positioned to achieve next steps toward the objectives outlined in our 2028 Fast Forward Plan. We remain committed to advancing our vertical market strategy, with a focus on expanding our addressable markets, pursuing entry into new verticals, and enhancing operational excellence, while maintaining our disciplined approach toward capital allocation. While the macro policy environment remains dynamic, our team remains focused on delivering value for our customers, employees, and investors.”

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

FISCAL 2025 FOURTH QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through September 4, 2025:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13755001

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures advanced lighting, graphics and display solutions across strategic vertical markets. The company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The company employs approximately 2,000 people at 19 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which contain risk factors.

INVESTOR & MEDIA CONTACT

Bill Seymour

612-865-5072

LYTS@vallumadvisors.com

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

Three Months Ended			Twelve Months Ended
June 30		(Unaudited)	June 30
2025	2024	(In thousands, except per share data)	2025	2024
$155,066	$129,007	Net sales	$573,377	$469,638

114,298	95,173	Cost of products sold	431,016	335,962
153	-	Expense on step-up basis of acquired lease	356	-
182	-	Severance costs and restructuring costs	220	508

40,433	33,834	Gross profit	141,785	133,168

25,648	21,257	Selling and administrative costs	94,000	87,281
970	1,185	Long-term performance based compensation	4,939	4,380
58	11	Severance costs and restructuring costs	80	32
1,588	1,388	Amortization expense of acquired intangible assets	5,869	4,957
225	982	Acquisition costs	1,047	1,001
-	-	Consulting expense: commercial growth initiatives	81	-

11,944	9,011	Operating Income	35,769	35,517

(698)	121	Other (income) expense	(398)	262
865	1,003	Interest expense, net	3,129	2,156

11,777	7,887	Income before taxes	33,038	33,099

3,605	2,219	Income tax	8,655	8,122

$8,172	$5,668	Net income	$24,383	$24,977

		Weighted Average Common Shares Outstanding
30,090	29,256	Basic	29,903	29,049
30,968	30,245	Diluted	30,832	30,068

		Earnings Per Share
$0.27	$0.19	Basic	$0.82	$0.86
$0.26	$0.19	Diluted	$0.79	$0.83

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

	(amounts in thousands)
	June 30,	June 30,
	2025	2024
Current assets	$194,166	$162,499
Property, plant and equipment, net	31,154	32,959
Other assets	171,042	153,342
Total assets	$396,362	$348,800

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	93,778	75,636
Long-term debt	44,986	50,658
Other long-term liabilities	23,305	14,580
Shareholders' equity	230,722	204,355
	$396,362	$348,800

Three Months Ended June 30, 2025, Results

Net sales for the three months ended June 30, 2025, were $155.1 million, up 20% from the three months ended June 30, 2024, reported net sales of $129.0 million. Lighting Segment net sales of $72.7 million increased 12% and Display Solutions Segment net sales of $82.3 million increased 29% from last year’s fourth quarter net sales. Net income for the three months ended June 30, 2025, was $8.2 million, or $0.26 per share, compared to $5.7 million or $0.19 per share for the three months ended June 30, 2024. Earnings per share represent diluted earnings per share.

Twelve Months Ended June 30, 2025, Results

Net sales for the twelve months ended June 30, 2025, were $573.4 million, up 22% from the twelve months ended June 30, 2024, reported net sales of $469.6 million. Lighting Segment net sales of $248.4 million decreased 5% and Display Solutions Segment net sales of $325.0 million increased 57% from last year’s net sales. Net income for the twelve months ended June 30, 2025, was $24.4 million, or $0.79 per share, compared to $25.0 million or $0.83 per share for the twelve months ended June 30, 2024. Earnings per share represent diluted earnings per share.

Balance Sheet

The balance sheet on June 30, 2025, included current assets of $194.2 million, current liabilities of $97.3 million and working capital of $96.8 million, which includes cash of $3.5 million. The current ratio was 2.0 to 1. The balance sheet also included shareholders’ equity of $230.7 million and long-term debt of $45.0 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with our credit facility, to adequately fund operations.

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.05 per share for the fourth quarter of fiscal 2025, payable September 10, 2025, to shareholders of record as of the close of business on September 2, 2025. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and twelve months ended June 30, 2025, and 2024. Operating income, net income, and earnings per share, which exclude the impact of long-term performance-based compensation expense, the amortization expense of acquired intangible assets, commercial growth opportunity expense, acquisition costs, the lease expense on the step-up basis of acquired leases, and restructuring and severance costs, are non-GAAP financial measures. We further note that while the amortization expense of acquired intangible assets is excluded from the measures, the revenue of the acquired companies is reflected in the measures, and the acquired assets contribute to revenue generation. We exclude these items because we believe they are not representative of the ongoing results of the operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, Free Cash Flow, and organic sales growth. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated, along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA, and organic sales growth.

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

Three Months Ended				Twelve Months Ended
June 30			(Unaudited)	June 30
2025	2024	% Change	(In thousands, except per share data)	2025	2024	% Change
$155,066	$129,007	20%	Net sales	$573,377	$469,638	22%

11,944	9,011	33%	Operating income as reported	35,769	35,517	1%

970	1,185	-18%	Long-term performance based compensation	4,939	4,380	13%
240	10	NM	Severance costs and restructuring costs	300	539	-44%
1,588	1,388	14%	Amortization expense of acquired intangible assets	5,869	4,958	18%
225	982	-77%	Acquisition costs	1,047	1,001	5%
153	-	NM	Expense on step-up basis of acquired lease	356	-	NM
-	-	NM	Consulting expense: commercial growth initiatives	81	-	NM

$15,120	$12,576	20%	Operating income as adjusted	$48,361	$46,395	4%

$8,172	$5,668	44%	Net income as reported	$24,383	$24,977	-2%

$10,577	$8,304	27%	Net income as adjusted	$32,883	$32,294	2%

$0.26	$0.19	41%	Earnings per share (diluted) as reported	$0.79	$0.83	-5%

$0.34	$0.28	22%	Earnings per share (diluted) as adjusted	$1.07	$1.07	-1%

Three Months Ended					Twelve Months Ended
June 30					June 30
2025		2024		(In thousands, except per share data)	2025		2024
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$8,172	$0.26	$5,667	$0.19	Net income as reported	$24,383	$0.79	$24,977	$0.83

912	0.04	906	0.03	Long-term performance based compensation	3,951	0.13	3,272	0.11

-	-	-	-	Consulting expense: commercial growth initiatives	62	-	-	-

211	-	722	0.02	Acquisition costs	838	0.03	735	0.02

130	-	-	-	Lease expense on the step-up basis of acquired leases	285	0.01	-	-

195	0.01	5	-	Severance costs and restructuring costs	240	0.01	396	0.01

1,485	0.05	1,028	0.04	Amortization expense of acquired intangible assets	4,745	0.16	3,671	0.13

(489)	(0.02)	-	-	Foreign currency transaction gain on intercompany loan	(489)	(0.02)	-	-

(39)	-	(24)	-	Tax rate difference between reported and adjusted net income	(1,132)	(0.04)	(757)	(0.03)

$10,577	$0.34	$8,304	$0.28	Net income adjusted	$32,883	$1.07	$32,294	$1.07

Effective in the first quarter of fiscal 2025, LSI will include the amortization expense related to acquired intangible assets as an add-back to its non-GAAP reconciliation. Prior quarter non-GAAP reconciliations have been adjusted accordingly.

The foreign currency transaction gain on intercompany loan relates to an intercompany loan established as a result of the acquisition Canada’s Best Holdings as a method to repatriate cash generated in Canada to the Unites States without being subject to a withholding penalty.

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30			Net Income to Adjusted EBITDA	June 30
2025	2024	% Change		2025	2024	% Change
8,172	5,668	44%	Net income as reported	24,383	24,977	-2%
3,605	2,219		Income tax	8,655	8,122
865	1,003		Interest expense, net	3,129	2,156
(698)	121		Other expense (income)	(398)	262
$11,944	$9,011	33%	Operating income as reported	$35,769	$35,517	1%

3,555	2,856		Depreciation and amortization	12,575	9,999
$15,499	$11,867	31%	EBITDA	$48,344	$45,516	6%

970	1,185		Long-term performance based compensation	4,939	4,380
240	10		Severance costs and restructuring costs	300	539
225	982		Acquisition costs	1,047	1,001
-	-		Consulting expense: commercial growth initiatives	81	-
153	-		Expense on step-up basis of acquired lease	356	-
$17,087	$14,044	22%	Adjusted EBITDA	$55,067	$51,436	7%
11.0%	10.9%		Adjusted EBITDA as a Percentage of Sales	9.6%	11.0%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30			Free Cash Flow	June 30
2025	2024	% Change		2025	2024	% Change
$9,499	$11,096	-14%	Cash flow from operations	$38,118	$43,393	-12%

(950)	(762)		Capital expenditures	(3,465)	(5,388)
$8,549	$10,334	-17%	Free cash flow	$34,653	$38,005	-9%

Net Debt to Adjusted EBITDA Ratio	June 30,
(amounts in thousands)	2025	2024
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	44,986	50,658
Total Debt	$48,557	$54,229
Less: Cash	(3,457)	(4,110)
Net Debt	$45,100	$50,119
Adjusted EBITDA - Trailing Twelve Months	$55,067	$51,436
Net Debt to Adjusted EBITDA Ratio	0.82	0.97

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

	Fourth Quarter
Organic compared to Inorganic Sales	Q4 2025	Q4 2024	% Variance

Lighting Segment	$72,743	$65,095	12%
Display Solutions Segment
- Comparable Display Solutions Sales	$52,324	$45,838	14%
- EMI	$22,819	18,074
- Canada's Best	$7,180	$-
Total Diplay Solutions Sales	$82,323	$63,912	29%
Total net sales	$155,066	$129,007	20%
Less:
EMI	22,819	18,074	-
Canada's Best Holdings	7,180	-	-
Total organic net sales	$125,067	$110,933	11%

	Year-to-Date
Organic compared to Inorganic Sales	YTD 2025	YTD 2024	% Variance

Lighting Segment	$248,356	$262,413	-5%
Display Solutions Segment
- Comparable Display Solutions Sales	$221,642	$189,152	17%
- EMI	$94,830	18,073
- Canada's Best	$8,549	$-
Total Diplay Solutions Sales	$325,021	$207,225	57%
Total net sales	$573,377	$469,638	22%
Less:
EMI	94,830	18,073	-
Canada's Best Holdings	8,549	-	-
Total organic net sales	$469,998	$451,565	4%

LSI Industries Fourth Quarter and Full Year Fiscal 2025 Results

August 21, 2025

Reconciliation of net income to adjusted net income - Eight quarter view

	FY 2024

		Diluted		Diluted EPS
	Q1 2024	EPS	Q2 2024	EPS
Net income reported	$8,028	$0.27	$5,906	$0.20
Consulting expense: commercial growth initiatives	13	-	-	-
Amortization expense of acquired intangible assets	870	0.03	885	0.03
Severance costs/Restructuring costs	256	0.01	34	-
Long-term performance based compensation	974	0.03	625	0.02
Tax rate difference between reported and adjusted net income	(531)	(0.02)	(201)	(0.01)
Net income adjusted	$9,610	$0.32	$7,249	$0.24
Adjusted net income %	7.8%		6.7%

	FY 2024

		Diluted		Diluted
	Q3 2024	EPS	Q4 2024	EPS
Net income reported	$5,375	$0.18	$5,668	$0.19
Acquisition costs	-	-	722	0.02
Amortization expense of acquired intangible assets	888	0.03	1,028	0.04
Severance costs/Restructuring costs	101	-	5	-
Long-term performance based compensation	767	0.03	906	0.03
Tax rate difference between reported and adjusted net income	-	-	(25)	-
Net income adjusted	$7,131	$0.24	$8,304	$0.28
Adjusted net income %	6.6%		6.4%

	FY 2025

		Diluted		Diluted
	Q1 2025	EPS	Q2 2025	EPS
Net income reported	$6,682	$0.22	$5,647	$0.18
Acquisition costs	36	-	-	-
Consulting expense: commercial growth initiatives	-	-	62	-
Amortization expense of acquired intangible assets	1,042	0.03	1,090	0.04
Lease expense on the step-up basis of acquired leases	50	-	53	-
Severance costs/Restructuring costs	45	-	-	-
Long-term performance based compensation	881	0.03	1,294	0.04
Tax rate difference between reported and adjusted net income	(755)	(0.02)	(150)	-
Net income adjusted	$7,981	$0.26	$7,996	$0.26
Adjusted net income %	5.8%		5.4%

	FY 2025

		Diluted		Diluted
	Q3 2025	EPS	Q4 2025	EPS
Net income reported	$3,883	$0.13	$8,172	$0.26
Acquisition costs	577	0.02	211	-
Consulting expense: commercial growth initiatives	-	-	-	-
Amortization expense of acquired intangible assets	1,128	0.04	1,485	0.05
Lease expense on the step-up basis of acquired leases	52	-	130	-
Severance costs/Restructuring costs	-	-	195	0.01
Long-term performance based compensation	879	0.02	912	0.04
Foreign currency tranaction gain on intercompany loan	-	-	(489)	(0.02)
Tax rate difference between reported and adjusted net income	(188)	(0.01)	(39)	-
Net income adjusted	$6,331	$0.20	$10,577	$0.34
Adjusted net income %	4.8%		6.8%